Dennis Shogren	Ken Cragun	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS INC.
REPORTS SECOND-QUARTER, SIX-MONTH 2006 FINANCIAL RESULTS

Perris, Calif.—August 14, 2006—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the second quarter and six months ended June 30, 2006.

Revenues for three and six months ended June 30, 2006, were $44.3 million and $81.2 million, respectively, compared to the record $58.3 million and $108.8 million for three and six months ended June 30, 2005, respectively. The comparative decline was attributed in part to unusually strong Florida classroom sales in 2005 caused by rebuilding due to hurricane activity in late 2004. Classroom sales in California were also lower compared to the same periods in the prior year.

Gross profit was $2.9 million, or 6.5% of sales, versus $6.1 million, or 10.4% of sales, in the second quarter a year ago. For the first half of 2006, gross profit was $5.2 million, or 6.3% of sales, versus $8.4 million, or 7.7% of sales, in the first half of 2005. Gross margins declined in 2006 as revenues declined more than expected, and fixed and certain variable costs were not reduced in line with lower revenues. In addition, prior-year margins benefited from volume efficiencies related to record results in 2005.

Sales, general, and administrative (SG&A) expenses for three and six months ended June 30, 2006, were $3.6 million and $6.9 million, compared to $3.5 million and $7.4 million for three and six months ended June 30, 2005, respectively. SG&A expenses for three and six months ended June 30, 2006, included $0.2 million and $0.4 million, respectively, in non-cash stock compensation, which is not included in the corresponding prior period amounts. Operating losses for the quarter were $0.7 million compared to operating income of $2.6 million in the second quarter of 2005. Operating losses for the first half of 2006 were $1.7 million compared to operating income of $1.0 million in the first half of 2005

Other income, net, for the quarter was $0.4 million, compared to $0.1 million in the second quarter of 2005. Key changes in other income, net, are as follows:

•
Interest expense decreased for three and six months ended June 30, 2006, by $1.9 million and $2.2 million, respectively, compared to the corresponding period in 2005. The decrease is primarily attributable to lower debt compared to the prior year:$17.2 million at June 30, 2006, compared to $50.9 million at June 30, 2005

•	Non-cash gain of $3.7 million and $4.5 million related to embedded derivatives associated with the convertible debt agreement for three and six months ended June 30, 2006, respectively.

•	Non-cash fee of $1.9 million for the fair value of 189,189 restricted shares issued to the note holders as consideration for the early conversion of a portion of the Convertible Notes.

•
Accretion on convertible debt discount for the three months ended June 30, 2006, was $1.1 million, which included a $0.9 million incremental non-cash charge related to the discount on the $5.7 million conversion of a portion of the Convertible Notes in May 2006.

Net loss for the quarter was $0.3 million, or $0.02 per share on 18.1 million weighted-average shares outstanding, compared to net income of $2.7 million, or $0.18 per share on 14.8 million weighted-average shares outstanding, in the second quarter of 2005. Net loss for the first half of 2006 was $4.2 million, or $0.24 per share on 17.6 million weighted-average shares outstanding, compared to a net loss of $1.5 million, or $0.10 per share on 14.7 million weighted-average shares outstanding, in the first half of 2005.

Total backlog as of July 31, 2006, was $78.1 million, consisting of $66.0 million of orders from California, $5.8 million from Arizona, $1.5 million from Texas and $4.9 million from Florida.

Modtech President and Chief Executive Officer Dennis Shogren commented: “Although we are disappointed to report lower revenues compared to the record revenues in the second-quarter and first-half of last year, we are encouraged by the volume pick-up in late May and June. Continued slow demand for our products in the Arizona and Texas markets was a significant factor in our revenue shortfall. In addition, the restricted use of ‘piggy-back’ contracts, which now requires California school districts to use the much lengthier public-bid process, delayed some expected business into later 2006 and will now clearly significantly impact anticipated growth year-over-year.

“Our second-quarter operating losses in 2006, compared to a profit in the second-quarter of 2005, were due to much lower volume than the prior year, but second-quarter results were an improvement over the first-quarter," Shogren continued. "In addition, we are encouraged that we did not experience the major-project cost overruns that plagued us throughout 2005. The changes to our structure, controls, and processes are clearly working to keep our project costs in check. Our next steps, which we implemented in July and August, are to make sure that our cost structure matches our revenue and contributes to profitability, regardless of revenue levels.

“Other bright spots in the second quarter include a project for a school district in Central Florida in which we were able to build 174 side-stackable classrooms on a compressed timeline for their August start-up," Shogren stated. "Our performance on this major contract has led to discussions regarding even more classrooms for this school district in the second half of 2006.

“We were also the low bidder on a multi-year contract for relocatable restroom facilities for the Los Angeles Unified School District (LAUSD)," Shogren added. "We have already received purchase orders for two units to date and anticipate that this contract will result in significant volume in the second half of 2006 and for several years more. We are excited to be working with LAUSD again, and we feel this customer represents a potential source of substantial new revenues.”

Shogren remarked, “As we continue to put the issues of the past two years behind us, we are focused on returning to profitability in the second-half of 2006 and committed to that end despite the lower volume we now anticipate.”

Modtech Chief Financial Officer Ken Cragun commented: “Although our financial progress has been slower than expected, we did make improvements during the quarter. Our losses from operations decreased from $1.0 million in the first quarter of 2006 to $0.7 million in the second quarter. Our balance sheet has improved from the prior year as evidenced by our debt position; we had $17.2 million in debt outstanding at June 30, 2006, down from $50.9 million a year ago. Our actions to restructure debt in 2006 have increased working capital from $3.2 million at the end of 2005 to $8.9 million at the end of the second quarter. As a result, interest expense has declined significantly.

“We are adjusting our revenue forecast for full-year 2006 in light of the lower-than-expected start to the year and now project revenue between $190 million and $210 million with gross margin of 10% to 12%,” Cragun stated. “In light of these reductions, management took actions in July and August to reduce overhead and SG&A costs by $3.0 million on an annual basis, primarily by reducing non-essential staffing and discretionary spending, in order to achieve profitability at current revenue levels. However, we are still stepping up sales and marketing efforts to leverage Modtech's industry position, take advantage of opportunities in core and new markets, and boost revenues. As a result, we continue to feel confident that we will return to quarterly profitability this year.”

Teleconference Information:
At 8 a.m. PDT (11 a.m. EDT) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 11 a.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 4492676.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2006	2005
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$182,000	$3,263,000
Restricted cash - current portion	5,000,000	11,452,000
Contracts receivable, less allowance for contract adjustments of $616,000 in both 2006 and 2005	32,687,000	40,687,000
Costs and estimated earnings in excess of billings on contracts	21,217,000	16,050,000
Inventories	7,810,000	12,047,000
Prepaid assets	762,000	960,000
Income tax receivable	8,000	6,000
Other current assets	3,069,000	1,373,000

Total current assets	70,735,000	85,838,000

Property and equipment, net	14,829,000	14,518,000
Restricted cash	-	5,000,000
Goodwill	71,903,000	71,903,000
Covenants not to compete, net	-	4,000
Debt issuance costs, net	1,914,000	3,993,000
Other assets	537,000	577,000

Total assets	$159,918,000	$181,833,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,065,000	$25,687,000
Accrued liabilities	15,077,000	28,498,000
Billings in excess of costs and estimated earnings on contracts	4,476,000	3,809,000
Current revolving credit line	-	4,819,000
Current maturities of long-term debt, net	17,244,000	19,831,000

Total current liabilities	61,862,000	82,644,000

Long-term debt, net, excluding current portion	-	14,628,000

Total liabilities	61,862,000	97,272,000
Shareholders’ equity:
Common stock, $.01 par value. Authorized 55,000,000 shares; issued and
outstanding 18,665,044 and 17,062,219 in 2006 and 2005, respectively	187,000	170,000
Additional paid-in capital	114,316,000	96,640,000
Accumulated deficit	(16,447,000)	(12,249,000)

Total shareholders’ equity	98,056,000	84,561,000

Total liabilities and shareholders’ equity	$159,918,000	$181,833,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$44,307,000	$58,297,000	$81,211,000	$108,835,000
Cost of goods sold	41,439,000	52,216,000	76,056,000	100,432,000

Gross profit	2,868,000	6,081,000	5,155,000	8,403,000

Selling, general and administrative expenses	3,556,000	3,548,000	6,854,000	7,440,000
Gain on sale of property and equipment	-	(58,000)	-	(63,000)

(Loss) income from operations	(688,000)	2,591,000	(1,699,000)	1,026,000

Other (expense) income:
Interest expense	(536,000)	(2,713,000)	(1,665,000)	(3,854,000)
Interest income	133,000	-	239,000	3,000
Gain on warrant and embedded derivatives	3,741,000	3,155,000	4,478,000	2,103,000
Amortization of debt costs	(143,000)	(293,000)	(2,511,000)	(462,000)
Accretion on convertible debt discount	(1,110,000)	(262,000)	(1,380,000)	(524,000)
Early debt conversion fee	(1,864,000)	-	(1,864,000)	-
Other income, net	170,000	178,000	204,000	232,000

	391,000	65,000	(2,499,000)	(2,502,000)

Income (loss) before income taxes	(297,000)	2,656,000	(4,198,000)	(1,476,000)
Income tax expense (benefit)	-	-	-	-

Net income (loss)	$(297,000)	$2,656,000	$(4,198,000)	$(1,476,000)

Basic earnings (loss) per common share	$(0.02)	$0.18	$(0.24)	$(0.10)

Basic weighted-average shares outstanding	18,079,000	14,828,000	17,571,000	14,747,000

Diluted earnings (loss) per common share	$(0.02)	$0.18	$(0.24)	$(0.10)

Diluted weighted-average shares outstanding	18,079,000	14,849,000	17,571,000	14,747,000